UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2023

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16335	73-1599053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (918) 574-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Units	MMP	New York Stock Exchange

Item 8.01 Other Events.

As previously announced, on May 14, 2023, Magellan Midstream Partners, L.P. (NYSE: MMP), a Delaware limited partnership (“Magellan”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ONEOK, Inc., an Oklahoma corporation (NYSE: ONEOK) (“ONEOK”), and Otter Merger Sub, LLC, a Delaware limited liability company and a newly formed, wholly owned subsidiary of ONEOK (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Magellan (the “Merger”), with Magellan continuing as the surviving entity and a wholly owned subsidiary of ONEOK.

On June 20, 2023, ONEOK filed a registration statement on Form S-4 (No. 333-272758) (the “Registration Statement”), which contained a preliminary prospectus of ONEOK and a preliminary joint proxy statement of Magellan and ONEOK. The Registration Statement was declared effective by the Securities and Exchange Commission (the “SEC”) on July 24, 2023, which Registration Statement contained ONEOK’s definitive prospectus and Magellan’s and ONEOK’s definitive joint proxy statement (the “joint proxy statement/prospectus” or the “Proxy Statement”). Magellan filed with the SEC the joint proxy statement/prospectus with the SEC on July 25, 2023 and commenced mailing copies of the Proxy Statement on or about July 25, 2023.

Following the entry into the Merger Agreement, six lawsuits have been filed by purported unitholders of Magellan related to the Merger: Gerald Joseph Lovoi v. Magellan Midstream Partners, L.P., et al., No. 23-cv-06452 (S.D.N.Y. July 26, 2023); Ryan O’Dell v. Magellan Midstream Partners, L.P., et al., No. 23-cv-06679 (S.D.N.Y. July 31, 2023); Phil Lifschitz v. Magellan Midstream Partners, L.P., et al., No. 23-cv-06858 (S.D.N.Y. August 4, 2023); John McDaniels v. Magellan Midstream Partners, L.P., et al., No. 23-cv-07522 (S.D.N.Y. August 24, 2023); Mary Philips v. Magellan Midstream Partners, L.P., et al., No. 23-cv-00939 (D. Del. August 28, 2023); and Berney Harris SEP-IRA v. Magellan Midstream Partners, L.P., et al., No. 23-cv-07698 (S.D.N.Y. August 30, 2023) (collectively, the “Unitholder Actions”). Each of the Unitholder Actions asserts that certain allegedly material omissions in the joint proxy statement/prospectus purportedly give rise to violations of Section 14(a) of the Securities and Exchange Act of 1934, as amended (“Exchange Act”), Rule 14a-9 promulgated thereunder, and Section 20(a) of the Exchange Act. Each of the Unitholder Actions seek, among other relief, an order preliminarily and permanently enjoining the Merger.

Additionally, following the entry into the Merger Agreement, Magellan received ten demand letters (the “Demand Letters”) from purported unitholders of Magellan claiming disclosure deficiencies with respect to the Registration Statement, similar to the deficiencies asserted in the Unitholder Actions. It is possible that additional, or similar demand letters may be received by Magellan, or that complaints making similar allegations to the Unitholder Actions may be filed, regarding the Merger. Absent new or different allegations that are material or a disclosure obligation under the U.S. federal securities laws, Magellan will not necessarily disclose such additional demands or complaints.

Magellan believes that the disclosures set forth in the joint proxy statement/prospectus comply fully with applicable law, that no further disclosure beyond that already contained in the joint proxy statement/prospectus is required under applicable law, and that the allegations asserted in both the Unitholder Actions and Demand Letters are entirely without merit. However, in order to moot these disclosure claims, to avoid nuisance, cost and distraction, and to preclude any efforts to delay the closing of the Merger, and without admitting any liability or wrongdoing, Magellan is voluntarily supplementing the joint proxy statement/prospectus with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Magellan specifically denies all allegations in the Unitholder Actions and Demand Letters that any additional disclosure was or is required.

SUPPLEMENTAL DISCLOSURES TO JOINT PROXY STATEMENT/PROSPECTUS

The following supplemental information should be read in conjunction with the joint proxy statement/prospectus, which should be read in its entirety and is available on the SEC’s website at http://www.sec.gov, along with periodic reports and other information Magellan files with the SEC. To the extent that the information set forth herein differs from or updates information contained in the joint proxy statement/prospectus, the information set forth herein shall supersede or supplement the information in the joint proxy statement/prospectus. All page references are to pages in the joint proxy statement/prospectus, and terms used below, unless otherwise defined, have the meanings set forth in the joint proxy statement/prospectus. New text within restated language from the Proxy Statement is highlighted with bold, underlined text and removed language within restated language from the Proxy Statement is indicated by ~~strikethrough text~~.

The section of the joint proxy statement/prospectus entitled “Certain Unaudited Forecasted Financial Information” is amended and supplemented as follows:

The table following the first paragraph below the subheading “Magellan Forecasted Financial Information” on page 73 of the joint proxy statement/prospectus is amended and restated as follows:

	Magellan Stand-Alone Basis
	2023E		2024E		2025E		2026E		2027E
	(in millions)(1)
Net Income		$1,024		$1,062		$1,061		$1,126		$1,092
Interest Expense, Net		$225		$227		$230		$232		$230
Depreciation, Amortization, & Impairment		$232		$236		$240		$243		$247
Stock Based Compensation		$15		$1		$4		$10		$9
Derivative (Gains) / Losses Rec. in Period Associated w/ Future Trx.		$(7)		$-		$-		$-		$-
Distributions from Operations of Non-Controlled Entities in Excess of Earnings		$64		$35		$13		$2		$29
Adjusted EBITDA(2)		$1,553		$1,561		$1,548		$1,613		$1,608
Interest Expense, Net, Excluding Debt Issuance Cost Amortization		$(222)		$(224)		$(228)		$(229)		$(228)
~~Capital Expenditures~~	~~$~~	~~242~~	~~$~~	~~176~~	~~$~~	~~176~~	~~$~~	~~180~~	~~$~~	~~182~~
Maintenance Capital		$(92)		$(76)		$(76)		$(80)		$(82)
Expansion Capital		$(150		$(100)		$(100)		$(100)		$(100)
Proceeds from Disposition of Assets		$-		$-		$13		$-		$-
Free Cash Flow(3)		$1,090		$1,162		$1,158		$1,204		$1,198
Distributions Paid		$(849)		$(836)		$(821)		$(804)		$(784)
Adjusted Free Cash Flow After Distributions(3)~~(4)~~		$241		$326		$337		$400		$414

	Q2 – Q4 2023E	2024E	2025E	2026E	2027E
Unlevered Free Cash Flow derived by Magellan(4~~5~~)	$948	$1,387	$1,384	$1,425	$1,419
Unlevered Free Cash Flow derived by ONEOK(5~~6~~)	$975	$1,386	$1,385	$1,433	$1,427

(1)	The Magellan Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Magellan Special Meeting and ONEOK Special Meeting will be held several months after the Magellan Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Magellan unitholders and ONEOK shareholders are cautioned not to place undue reliance on such information.

(2)	Adjusted EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, noncash impairment, equity based incentive compensation, ~~commodity related adjustments~~, derivative losses associated with future transactions, ~~gain on the disposition of Magellan assets~~ and distributions from non-controlled entities in excess of earnings. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.
(3)	Free Cash Flow is defined as Adjusted EBITDA less interest expense, maintenance capex and growth capex, plus proceeds from asset sales. Adjusted Free Cash Flow After Distributions is defined as Free Cash Flow less distributions. Free Cash Flow and Adjusted Free Cash Flow After Distributions are not measures of financial performance under GAAP. Accordingly, they should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.
~~(4)~~	~~Assumes distributions paid will be $849 million, $836 million, $821 million, $804 million and $784 million for 2023E, 2024E, 2025E, 2026E and 2027E, respectively.~~
(4~~5~~)	Unlevered Free Cash Flow, as used by Magellan’s financial advisor, as instructed by Magellan, is defined as Adjusted EBITDA, less stock-based compensation, maintenance capex and growth capex and change in net working capital, plus proceeds from asset sales. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.
(5~~6~~)	Unlevered Free Cash Flow, as used by ONEOK’s financial advisor, as instructed by ONEOK, is defined as Adjusted EBITDA, less maintenance capex and growth capex plus proceeds from asset sales. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

The section of the joint proxy statement/prospectus entitled “Analyses Related to Magellan” is amended and supplemented as follows:

The second paragraph below the subheading “Discounted Equity Value Analysis” starting on page 87 of the joint proxy statement/prospectus is amended and restated as follows:

To calculate the discounted equity value for Magellan, Morgan Stanley utilized estimated calendar year 2025 adjusted EBITDA based on the Magellan Management Projections. Based upon the application of its professional judgment and experience after reviewing and comparing certain financial estimates for Magellan, Morgan Stanley applied a range of multiples of AV/NTM EBITDA for the 12-month period following January 1, 2025 of 9.5x to 11.5x to these estimates, which range was selected based upon Morgan Stanley’s professional judgment and experience taking into account, among other factors, the multiple range for the comparable companies and Magellan’s historical long-term trading multiples, and discounted the resulting values to March 31, 2023 at a discount rate of 7.8% based on Morgan Stanley’s estimate of Magellan’s then-current cost of equity using the capital asset pricing model, which takes into account market risk premium, risk-free rate, a beta of the underlying stock and a sensitivity adjustment to derive the applicable range.

The first paragraph below the subheading “Discounted Cash Flow Analysis” on page 88 of the joint proxy statement/prospectus is amended and restated as follows:

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per Magellan Unit as of March 31, 2023, based on estimates of future unlevered free cash flows for the nine months ending December 31, 2023 and fiscal years 2024 through 2027 contained in the Magellan Management Projections, including net debt of Magellan as of March 31, 2023 of $4,993 million. Morgan Stanley also calculated a range of terminal values for Magellan based on a NTM EBITDA exit multiple range of 9.5x to 11.5x, which was selected based on Morgan Stanley’s professional judgment and experience, and taking into account, among other factors, the multiple range for the comparable companies. The estimated unlevered free cash flows and the range of terminal values were then discounted to present value as of March 31, 2023 using mid-year convention (except for terminal value which was discounted using end-of-period methodology) by applying a discount rate of 6.8%, which was selected ~~based on~~, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Magellan’s estimated weighted average cost of capital (“WACC”), utilizing the capital asset pricing model to calculate Magellan’s cost of equity and the current blended interest rate on Magellan’s outstanding debt for the cost of debt.

The disclosure on page 88 of the joint proxy statement/prospectus below the subheading “Other Factors” is amended and supplemented by adding the following sentence and chart to the end of the second bullet point as follows:

●	The undiscounted price targets for Magellan Units prepared by equity research analysts as of May 12, 2023 were the following:

Analyst	Price Target ($)
A	$59
B	$60
C	$57
D	$59
E	$55
F	$59
G	$53
H	$61
I	$53
J	$64
K	$62
L	$56
M	$64
N	$55

The section of the joint proxy statement/prospectus entitled “Analyses Related to ONEOK” is amended and supplemented as follows:

The second paragraph below the subheading “Discounted Equity Value Analysis” on page 91 of the joint proxy statement/prospectus is amended and restated as follows:

To calculate the discounted equity value for ONEOK, Morgan Stanley utilized estimated calendar year 2025 EBITDA based on the ONEOK Management Projections. Based upon the application of its professional judgment and experience after reviewing and comparing certain financial estimates for ONEOK, Morgan Stanley applied a range of multiples of NTM AV/EBITDA for the 12-month period following January 1, 2025 of 9.5x to 11.5x to these estimates, which range was selected based upon Morgan Stanley’s professional judgment and experience taking into account, among other factors, the multiple range for the comparable companies and ONEOK’s historical long-term trading multiples, and discounted the resulting values to March 31, 2023 at a discount rate of 9.0% based on Morgan Stanley’s estimate of ONEOK’s then-current cost of equity using the capital asset pricing model, which takes into account market risk premium, risk-free rate, a beta of the underlying stock and a sensitivity adjustment to derive the applicable range.

The first paragraph below the subheading “Discounted Cash Flow Analysis” on page 91 of the joint proxy statement/prospectus is amended and restated as follows:

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share of ONEOK Common Stock as of March 31, 2023, based on estimates of future unlevered free cash flows for the nine months ending December 31, 2023 and fiscal years 2024 through 2027 contained in the ONEOK Management Projections, including net debt of ONEOK as of March 31, 2023 of $12,676 million. Morgan Stanley also calculated a range of terminal values for ONEOK based on a NTM EBITDA exit multiple range of 9.5x to 11.5x, which was selected based on Morgan Stanley’s professional judgment and experience, and taking into account, among other factors, the multiple range for the comparable companies. The estimated unlevered free cash flows and the range of terminal values were then discounted to present value as of March 31, 2023 by applying a discount rate of 7.3%, which was selected ~~based on~~, upon the application of Morgan Stanley’s professional judgment and experience, to reflect ONEOK’s estimated WACC, utilizing the capital asset pricing model to calculate ONEOK’s cost of equity and the current blended interest rate on ONEOK’s outstanding debt for the cost of debt.

The disclosure on pages 91 and 92 of the joint proxy statement/prospectus below the subheading “Other Factors” is amended and supplemented by adding the following sentence and chart to the end of the second bullet point as follows:

●	The undiscounted price targets for ONEOK Common Stock prepared by equity research analysts as of May 12, 2023 were the following:

Analyst	Price Target ($)
A	$66
B	$70
C	$72
D	$75
E	$61
F	$75
G	$70
H	$76
I	$62
J	$76
K	$78
L*	$81
O	$69
P	$77
Q	$71
R	$64
S	$74
T	$75
U	$74
V	$72

*	Analysts M and N did not disclose price targets for ONEOK Common Stock.

The section of the joint proxy statement/prospectus entitled “Other Considerations” is amended and supplemented as follows:

The following disclosure shows the addition to the disclosure on page 94 of the joint proxy statement/prospectus in the sixth paragraph below the heading “Other Considerations”:

Magellan has agreed to pay Morgan Stanley for its services in connection with the merger an aggregate fee, which is currently estimated, based on the information available as of the date of announcement, to be approximately $37 million, ~~a portion~~$5 million of which was payable upon the rendering of its opinion in connection with the merger and the remainder of which is payable upon the closing of the merger. Magellan has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, Magellan has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Cautionary Statement Regarding Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this report that address activities, events or developments that ONEOK or Magellan expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the Merger, the expected closing of the Merger and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Merger should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this report. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Merger may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK common stock in the Merger or that unitholders of Magellan may not approve the Merger; the risk that a condition to closing of the Merger may not be satisfied, that either party may terminate the Merger Agreement or that the closing of the Merger might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger; the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement relating to the Merger; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the Merger could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the Merger; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of a pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in the joint proxy statement/prospectus (as defined below). All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Important Additional Information and Where to Find It

In connection with the Merger, on July 25, 2023, ONEOK and Magellan each filed with the SEC the joint proxy statement/prospectus, and each party has and will file other documents regarding the Merger with the SEC. Each of ONEOK and Magellan commenced mailing copies of the joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25, 2023. This report is not a substitute for the joint proxy statement/prospectus or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the Merger. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE MERGER, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors can obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, are available free of charge from ONEOK’s website at www.oneok.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, are available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Magellan Midstream Partners, L.P.

	By:	Magellan GP, LLC,
its general partner

Date: September 14, 2023	By:	/s/ Jeff L. Holman
	Name:	Jeff L. Holman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer